Exhibit 10.38
December 2, 2021
Rich White
[Address]
Dear Rich,
We are pleased to provide written confirmation of our offer of employment with Ingevity Corporation (“Company”) as Senior Vice President, Performance Chemicals and President, Industrial Specialties and Pavement Technologies reporting to me based at our global headquarters in North Charleston, South Carolina, effective January 1, 2022.
Your compensation for this position will be $31,250.00 monthly ($375,000.00 annually), paid on the last working day of each month. In addition to your base salary, you will be eligible to participate in the following Company plans and programs:
a.Annual Short - Term Incentive Plan: Your annual incentive target for this position will be 60% of your base salary beginning with the 2022 plan year. Payouts under the Ingevity Incentive Plan are funded primarily by Ingevity financial performance and directly influenced by your individual performance and may range from 0% to 200%.
b.Long-Term Incentive Program: You will be eligible to participate in Ingevity’s performance based Long-Term Incentive Program, beginning with awards granted in 2022, with a target level of 100% of your base salary for your total target award opportunity under the 2022 Long-Term Incentive Program. Awards under this Program are not automatic and are based on job performance, anticipated future contributions, and other factors. Awards are at the sole discretion of the Leadership Development & Compensation Committee of the Board of Directors.
i.The type and mix of Long-Term Incentive Program Awards are subject to change, as determined by the Leadership Development & Compensation Committee. By way of illustration only, equity awards granted in 2021 under the Company’s Long-Term Incentive Program generally consisted of:
1. 25% Service-based restricted stock units (RSUs) with 3-year ratable vesting
2. 50% Performance-based restricted stock units (PSUs) with 3-year cliff vesting
a.PSUs may vest between 0% and 200% based on the company’s financial attainment against pre-established metrics over the 3-year performance period
3. 25% Non-qualified stock options with 3-year ratable vesting
c.Severance and Change of Control Agreement: You will be entitled to severance protections in accordance with, and subject to the terms and conditions of, the Severance and Change of Control Agreement enclosed herewith.
d.You will remain eligible to participate in Ingevity’s Health and Welfare, Retirement Savings, Deferred Compensation Plan, Vacation and other benefit plans.
The above stated plans or programs are reviewed periodically, and may be amended based on Company goals, business needs and legal requirements.
Compliance with Section 409A
It is intended that the provisions of this letter agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and all arrangements set forth herein shall be construed, interpreted and implemented in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A; provided, however, that the tax treatment of benefits under this letter agreement is not warranted or guaranteed.
For purposes of any payments to be made upon your termination of employment, such term will mean your “separation from service” as defined under Section 409A. In the event that any payments under this letter agreement constitute “deferred compensation” subject to Section 409A and you are a “specified employee” as defined under

Section 409A, no such payments will be made until six (6) months following your termination of employment, or if earlier, the date of your death. Any such payments that are delayed will be paid six (6) months following your termination, or, if earlier, the date of your death.
Eligibility / Employment At Will
The above stated offer is contingent upon a satisfactory background check.
All employment at Ingevity, contingent or otherwise, is at-will. All policies, manuals or similar documents are meant to be an explanation of policies or programs and do not change the terms of your at-will employment. Either you or Ingevity may terminate your employment at any time.
Other Ingevity Policies
As Senior Vice President, Performance Chemicals and President, Industrial Specialties and Pavement Technologies, you will be subject to Ingevity’s Stock Ownership Guidelines, as in effect from time to time. Currently, the Stock Ownership Guidelines require that you achieve stock ownership at a level equal to two times your base salary, and that you to retain 50 percent of the net shares received under Long-Term Incentive Plan awards until that stock ownership level is met.
Any compensation paid to you shall be subject to recoupment pursuant to the terms of any recoupment policy the Company may adopt and as such policy may be from time to time amended.
More information about Ingevity’s stock ownership guidelines, recoupment policy and other applicable Company policies (including Ingevity’s Insider Trading Policy and Code of Conduct) will be reviewed upon acceptance of this offer.
Rich, on behalf myself and the Board of Directors of the Company, we look forward to working together with you to drive market leading strategic growth.
If the terms of this offer are acceptable, please indicate your agreement by signing, dating and returning this offer letter and the enclosed Severance and Change of Control Agreement to me by December 15, 2021.
Best,
/s/ John C. Fortson
______________________
John C. Fortson
President and CEO
ACCEPTED AND AGREED:
/s/ Rich White
______________________
Name: Rich White
Date: 12-6-21
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